UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

Cipherloc Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CIPHERLOC CORPORATION

6836 BEE CAVE RD, BLDG. 1, S#279

AUSTIN, TX 78746

Dear Stockholders:

You have previously received proxy material in connection with the upcoming annual meeting of shareholders for Cipherloc Corporation to be held on September 13, 2021 at the Company’s headquarters at 9:00 a.m., local time.

In addition to the matters previously identified in the proxy materials, you are being asked to consider two other important proposals. The first additional proposal, which is described further below under “Proposal Number 7,” is the approval, by non-binding advisory vote, of the resolution approving named executive officer compensation (the “Say on Pay Proposal”). The second additional proposal, which is described further below under “Proposal Number 8,” is the approval, by non-binding advisory vote, of the frequency of future non-binding advisory votes on resolutions approving future named executive officer compensation (“Say When on Pay Proposal”).

Your Board of Directors has carefully considered each of the additional proposals and unanimously recommends that shareholders vote FOR the Say on Pay Proposal and for “THREE YEARS” on the Say When on Pay Proposal.

Regardless of the number of shares you may own, it is important that they be represented at the meeting. If you do not vote, the effect will be a vote against these additional proposals to reduce the size of the Board and to eliminate outdated provisions in our Articles of Incorporation. We urge you to please return the new proxy card that is being sent to you with these additional proposals in the Business Return Envelope enclosed therewith, or vote by following the instructions for phone or internet voting that appear on that proxy card.

Thank you for your prompt attention to this matter

Dated: July 28, 2021	Sincerely,

/S/ Tom Wilkinson
Tom Wilkinson
Chairman of the Board of Directors

PROPOSAL 7 - SAY ON PAY

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the Company is asking its stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following advisory resolution is submitted for stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Cipherloc Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

Although the “say-on-pay” vote is non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL 8 - SAY WHEN ON PAY

In Proposal 7 above, the Company is asking its stockholders to vote on a non-binding advisory resolution on named executive officer compensation and the Company will provide this type of advisory vote at least once every three years. Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, in this Proposal 8, the Company is asking its stockholders to vote on the frequency of future non-binding advisory votes on named executive officer compensation.

The Board of Directors believes that an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future non-binding advisory votes on named executive officer compensation to occur every three years. While our named executive officer compensation programs are designed to promote a long-term connection between pay and performance, and the Board of Directors recognizes that named executive officer compensation disclosures are made annually, the rules of the Securities and Exchange Commission permit the Company to solicit this advisory vote only every three years and the Company believes that management time and attention is better served by soliciting this advisory vote only every three years.

Pursuant to this non-binding advisory vote on the frequency of future non-binding advisory votes on named executive officer compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation. The vote is non-binding on the Board of Directors. Nevertheless, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR “THREE YEARS” FOR PROPOSAL NO. 8.

[additional proposals to be added to proxy card]

7. To approve, by non-binding advisory vote, of the resolution approving named executive officer compensation [  ] For [  ] Against [  ] Abstain

8. To approval, by non-binding advisory vote, of the frequency of future non-binding advisory votes on resolutions approving future named executive officer compensation [  ] One year [  ] Two years [  ] Three years [  ] Abstain

-4-